WidePoint Corporation
Third Quarter 2011 Earnings Conference Call
November 14, 2011

Operator:                                       Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the WidePoint Corporation Third Quarter 2011 Earnings Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it will be necessary to pick up your handset before making your selection.  This conference is being recorded today, Monday, November 14th of 2011.

And I would now like to turn the conference over to David Fore of Hayden IR.  Please go ahead, sir.

David Fore:                                    Great.  Thank you, Operator.  Good afternoon all participants on WidePoint's Third Quarter 2011 Financial Results Conference Call.  With me today are WidePoint's Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin.  Steve will provide an overview of the third quarter results, and Jim will provide additional financial details.  Then we will open the call to questions from participants.

I'll begin by reminding you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties, and assumptions as described from time to time in registration statements and reports and other periodic reports filed with the Securities and Exchange Commission.  All statements other than the statements of historical facts which address the Company's expectations for its future with respect to financial performance or operating strategy have been identified as a forward-looking statement.  These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties.  Actual results may differ than those described in the forward-looking statements.  Those forward-looking statements involve certain risks and uncertainties that are subject to change based upon various factors, many of which are beyond the Company's control.  We caution investors that these forward-looking statements speak only as to the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to reach (ph) publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change of events, conditions, or circumstances in which our statements are based.

I would now like to turn the call over to WidePoint's Chairman and CEO, Steve Komar, for opening remarks.

Steven Komar:                              Thank you, David, and good day to everyone who has joined us this afternoon.  As always, we appreciate your continuing interest in the future of WidePoint.

I'd like to start by pointing out that the Company succeeded in maintaining its profitable performance during the third quarter of 2011, despite the lingering short-term hurdles that impacted our business during the first half of the year.  The extended budget confirmation delays and federal government debt ceiling debates that extended through August of this year resulted in the deferral of some contract awards and other new business opportunities that we had projected to occur earlier in the year.  This situation has had varying degrees of impact on our three business segments.

Our Wireless Mobility Management segment delivered revenue stability at $6.2 million in both our third quarter and second quarter revenues in 2011 but was down compared to the year ago period as we've migrated away from lower margin bulk purchases of carrier minutes.  Our Cyber Solution segment experienced reduced revenues in the quarter, primarily due to a large Department of Defense project, which second stage launch has been delayed.  It's important to note, however, that the business has been won and it is in hand, but the implementation timeframe has been extended into 2012 due to slower than expected customer implementation schedules.  Our IT Consulting Services and Products segment increased revenues over 90% to 2.9 million sequentially, although from an admittedly smaller revenue volume, and performance was on a par with the year-ago period.  Jim will provide further financial details on business segment performance in his upcoming comments.

Let me be clear that we remain committed to growing both revenue and earnings during coming quarters, notwithstanding some of the short-term risks associated with the ongoing governmental budgeting process and presumed spending reductions.  For obvious reasons, we continue to focus on diversifying our customer base, and we have laid the groundwork in 2011 to accelerate our penetration of targeted commercial market segments.  By featuring competitively differentiated, mission critical, and cloud-based cost reduction offerings in both our Wireless Management and Cybersecurity segments, we firmly believe our expansion into existing and future markets will serve to accelerate new revenue generation in 2012.

In our Wireless Mobility Management segment, we did see a number of contracts awarded in late September but it was too late for much revenue impact to be realized in the third quarter.  In addition to several option year renewals, we were awarded two additional contracts with federal agencies, including one with the Department of Veteran Affairs, or VA, along with three additional municipality awards.  We are presently pursuing several significant service contract award opportunities at a number of federal agencies, which we believe could potentially double our devices currently under management.  In addition, we have initiated a strategy to expand further into state and local municipalities and commercial enterprises through intermediary sales channels, expanded direct sales, and potential acquisitions to support the long-term growth of this segment.  More immediately, we anticipate revenue growth in the fourth quarter of 2011 as we initiate work on the contract awards made during the third quarter.

At our Cybersecurity segment, we fully expect to generate substantial new revenue growth in the future as various federal agencies seek greater levels of identity assurance and management and better protection of the federal information technology infrastructure.  We currently have several Cybersecurity Solution initiatives that are in play, but as we cannot effect their implementation schedules, a medium-term view of the potential of these opportunities is appropriate.

A recent positive indicator was that, during the third quarter, we saw a significant acceleration in the issuance of ECA Certificates, which almost doubled in September versus the prior year, with indications that October and November issuances will continue to outpace even the month of September's record performance.  This increase in ECA issuance activity is directly related to recent pushes out of the policy side for the Office of Management and Budget and its subsequent directive, OMB 11.11, which clearly states that by the end of this month, November 2011, all newly-developed software systems must have authorized PKI requirements built into them, and that within a year, all existing legacy systems must be in full compliance as well.  This is driving user communities to implement PKI credential offering, like ours, to gain continued access to these sites, applications and services.  This initiative will affect more than 300,000 civilian contractors who require either periodic or recurring access associated with their work effort for the U.S. government, and it will be phased in throughout 2012.

Two large government access gateways, the Department of Defense's Joint Personnel Adjudication System, or JPAS, and the National Security Agency's Acquisition Resource Center, or ARC, have also announced that compliance will be required in 2012.  We anticipate that other access gateways will also start to require compliance as the requirements OMB 11.11 are met by additional agencies throughout 2012.  It is our belief that implementing the mandates requiring certified and trusted PKI solutions, such as OMB 11.11, in concert with the Department of Defense's cost saving initiative to dramatically reduce the number of its data centers by migrating to cloud-based environments will trigger substantial new user demand and, of course, new business-based revenue opportunities for this segment.

In addition, the pending broader successor contract to our TWIC relationship, known as TCAC (ph), specifies that the WidePoint security solution must be an integral part of proposals from all bidders.  This expanded program and contract anticipates incorporating air and service travel personnel into this successful program which currently serves the nation's sea ports, ship yards, and related support facilities.

The groundwork we laid in 2010 and 2011 continues to provide us with a platform to leverage opportunity in the key segments of our business.  We have significant initiatives and RFPs in our pipeline, and we have contracts that have been awarded recently, approximately $15 million in the month of September alone, that we are enthused and enthusiastic about and anxious to implement.  However, we remain somewhat cautious about aggressive growth for the remainder of 2011 based on the award and implementation delays that we have experienced year-to-date.

With that, I'd like to turn the call over to Jim McCubbin, WidePoint's CFO, for a more in-depth discussion of our financial results.  I'll then follow up with a recap of significant events and key indicators that help support our optimism for the coming year, and then, of course, opening up the call to your questions thereafter.  Jim, the floor is yours.

James McCubbin:                        Hello, everyone, and thank you, Steve.  As we navigated a difficult fiscally-driven financial environment during the first eight months of this year, our third quarter continued to demonstrate a sequential financial turnaround from the dip we witnessed during our first quarter of 2011.  As Steve has already discussed, the difficult environment was driven by the United States federal government debt and budgetary issues that negatively affected the awards of contracts, along with the recognition of those awards' revenues during the first nine months of 2011.  While a good portion of this work has been awarded, we did not witness those awards until the end of September.  This late contract awarding caused us to recognize a revenue decline quarter-over-quarter and for the corresponding nine-month periods.  But given some focused repositioning that we took, we were able to sequentially deliver corresponding growth over the past two quarters and continue to believe this trend should continue into the fourth quarter of 2011 and beyond.

During this time of fiscal confusion, we did not sit still.  As Steve has elaborated, we did lay the groundwork during (audio interference) to focus on other marketplaces for our services in 2012.  We believe these efforts we made will mitigate some of the peril associated with the current concentration of work that we currently perform for our federal clients.  While we cannot completely remove ourselves from this exposure, we felt that we could augment the breadth of our service offerings offsetting some of the specific risk.  We presently feel that, looking forward, we have effected the beginnings of a strategy and formulated a path that will allow us to continue to restore the expected growth in our revenues as we look into 2012.

In examining our revenue streams a little further within our various businesses, we generated revenue for the three-month period ended September 30th, 2011, of approximately $10.7 million as compared to approximately 13.8 million in the same period last year and as compared to 10 million in the three-month sequential period ending June 30th, 2011.

Looking more specifically at Wireless Mobility Management, revenue was flat sequentially at 6.2 million compared to 6.2 million in the second quarter of 2011 and down 9.7% from 6.9 million in last year's comparable period.  This was a result of lower re-sales of billable calling minutes that were not fully offset by increases in higher margin wireless management recurring service fees and contract wins that occurred in the end of the quarter that could not be recognized during this period.  However, looking forward, we are witnessing a growing pipeline of opportunities, some new recent awards within the state and local municipality marketplace, and a number of renewals that have been recently been extended.  As Steve mentioned, we were also awarded two additional contracts with federal agencies and three municipality awards that we expect to be implemented and expanded over the next year.  As we continue to market our services, we anticipate we will continue to add units under management from new agency awards, expand our work with current agencies’ customers, along with winning additional awards from state, local municipalities as well as some of the other commercial initiatives we have in place.

Our Cybersecurity Solutions segment recorded revenue of approximately 1.6 million for the three-month period ended September 30th, 2011, down from 16.7% from approximately 4 million for the three-month period ended September 30th, 2010.  This decrease was primarily a result of revenues that were delayed due to work with the Department of Defense's shift to the right of certain awards that we have currently undertaken.  We anticipate that this segment will best demonstrate revenue growth in the future as various federal agency mandates continue to be implemented in order to strengthen the requirements of greater levels of identity assurance and to better protect the federal information technology infrastructure within federal agencies.  Steve has already provided more detail of these mandates in his comments.

IT Consulting Services and Products segment reported revenue of approximately 2.9 million, up 92.4% sequentially from 1.5 million for the three-month period ended June 30th, 2011, and flat compared to 2.9 million for the three-month period ended September 30th, 2010.  This minimal increase was primarily due to improvements by our commercial consulting activities, offset slightly by a decrease in our federal government related consulting and reselling activities in the third quarter of 2011.  We anticipate long term that this segment should grow at a moderate rate but, given the nature and variability of the products and services we offer within this segment, performance and the continuity of growth may prove erratic from period to period.

In examining our gross margin, we witnessed a decline to 24% in the present quarter from 27% in the second quarter of this year of 2011 and from 28.5% in the third quarter of last year, all as a result of a more favorable revenue mix of higher margin services in those corresponding higher margin periods.  The gross margin specifically declined due to a lesser mix in revenues from our Cybersecurity segment, which tend to have higher margins than our other segments that were also not fully offset by higher margins we experienced in our Wireless Mobility segment.  We expect gross margins to improve in the future as we achieve a greater mix of higher margin services, but we do want to note that quarter-to-quarter there is the possibility of variability in margins associated with fluctuations in both our product and segment mixes.  An important note that we'd also like to make is that as we further expand into other strategically focused marketplaces within our Wireless Mobility and Cybersecurity segments, those margins tend to range from 50% to as high as 90% and could have a material positive long-term effect on the potential growth of our overall gross margins.

We also reported income from operations of approximately $270,000 compared to sequentially 384,000 for the second quarter of 2011, this compared to income from operations of approximately 1.2 million in last year's comparable period.  The decline was principally due to lower margins not fully offset by a realignment of general and administrative expenses that better matched our revenue mix and run rate during this period that we prospectively made in the second and third quarters of 2011.  We were also pleased that we maintained profitability in the third quarter with net income that was approximately 218,000 for the third quarter of 2011 as compared to net income of approximately 214,000 in the second quarter of 2011 and as compared to net income of 1.1 million in the third quarter of 2010.

Additionally, our balance sheet remains strong, with cash and cash equivalents at close to $6 million, working capital showing improvements over the past nine months growing to approximately 6.3 million, debt excluding a small 10-year mortgage on a building that we currently own which is scheduled to be completely extinguished between now and the end of the year and equity over the past nine months increasing by approximately a $0.5 million to $22.5 million.  Overall, while it has been a fiscally and financially troubling period for many, we believe we have carefully and successfully charted a course through this morass, and we believe we are on a path that will let us demonstrate to all of you that our business strategy and financial model is both leverageable and physically sound.  We continue to look forward to demonstrating this for you in 2012.

With that, I'd like to turn it back to you, Steve.

Steven Komar:                              Thank you, Jim.  I'd like to take a minute and just sort of summarize a couple of the highlights that we see looking forward today.  Number one, the Federal Information Security Management Act requires federal agencies to ensure safe and secure cloud solutions.  The Office of Management and Budget estimates that $20 billion, or 25% of the $80 billion budget for information technology, is a potential candidate for migration to cloud computing solutions.  WidePoint's proprietary host solution allows organizations to leverage strong federated identity credentials, such as the Department of Defense, Common Access Card, the Personal Identification Verification Card, and PIV Interoperable, the Transportation Workers Identity Credential, and others, by implementing a simple common identity assurance enabling infrastructure.  ORC's managed services environment expands the overall usability of these credentials cross enterprise boundaries.

Prior to the end of the third quarter, we were awarded a new contract to provide a full range of wireless telecom expense management services to the Department of Veterans Affairs, Capitol Health Care Network, which includes VA medical centers, clinics, and remote facilities throughout the Mid-Atlantic area.  The contract enables federal agencies to more easily access telecom expense management services to lower the costs of using and managing commercial wireless services.  iSYS-provided TEM services under this contract will include project management and the full array of audit and rate optimization capabilities, as well as inventory and contract administration and management reporting services.

In addition, the Department of Homeland Security is issuing an RFP, or a first ever consolidated wireless telecom services procurement for all of its agencies and departments.  It has been estimated that well over 125,000 devices will be serviced.  We are confident that our position as an undisputed premiere service provider to federal agencies and our proven cost reduction product and customer service performance will give us a high probability of success when this contract is awarded.

Let me emphasize that we firmly believe that the expectations we set for 2012 are achievable, even acknowledging some of the short-term hurdles we've experienced tied to government budgeting impasses and required workarounds.  We cannot guarantee the timing of new contracts, but we can report that there is significant interest in our products and services and an acceleration of recent contracting activity.  And we have a strong and rapidly-growing RFP pipeline, plus an already launched market diversification strategy, all of which provide meaningful optimism for looking forward to our accelerating growth and performance in 2012.

Thanks for your attention and now I'd like to open the call to your questions.  Brittany, if you can assist us?

Operator:                                        Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question, press the star, followed by the two, and if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Mike Malouf of Craig-Hallum Capital Group.  Please go ahead.

Mike Malouf:                                Great.  Thanks, guys.  A couple of questions: It's kind of exciting to see the certificates ramping.  I'm just wondering if you could just give us a sense of where you are right now, currently with the number of certificates, and then maybe just kind of a sense of how much per certificate that you're getting, just to get a sense of the run rate?  Thanks.

Steven Komar:                                Jim, care to take that one?

James McCubbin:                         Hi, Mike.  The cost of the credentials varies, depending on the program that we're involved with, and if we're doing it through a partner, a channel, or directly ourselves.  In regards to the ECA, or External Certificate Credentialing Program, that I think you're really more interested in, we're getting pricing, depending on the relationship we have, from bulk purchases or individuals of anywhere from $100 to $150 per user, in that range.  And that we are seeing a big onset of that that started occurring because of the JPAS system and ARC systems that are going online right now requiring it in the beginning of 2012.  That’s, I think, focusing on that one pricing structure.

As it goes to other pricing structures, they vary greatly depending on what we're using or doing.  In regards to, like, the TWIC Program or TCAC program, it really depends on what we're doing or who the ultimate winner will be, but they can range vastly from as little as $5 to as much as—much more.  Also on the device credentialing, which we have a product range for, you can see pricing in the 3 and $400 level for device credentials.  What I would like to do is suggest that you look at our GSA schedule at ORC to look at the variety of the pricing models that we have out there.  If you need any assistance in looking at that and reviewing that, I can make myself available to do that.

Steven Komar:                                Michael, if there's anything else?

Mike Malouf:                                 Okay, great.  Yes, I can follow up off of line to get a little bit more detail.  One of the questions that I get, especially given some of the announcements that you had and some of the talk that you've gotten, or at least some of the things you’ve said on this call, that wireless mobility seems to be ramping nicely from sort of a steady, sort of plateauing this summer.  Where are you, right now, on a run rate?  I know it didn't really come into the numbers in the September quarter, but if you had to get a sense of where that—where you're at on a run rate basis, where is it right now?

Steven Komar:                               Well, number one, we appreciate the comment, and we have the same feeling.  We have been a little bit flat, but we're—number one, we are already seeing the uptick in the TEM's volumes and we're feeling real good about it, and we're on the edge, we're on the edge of couple of serious implementations that we think will take that number significantly higher.  So, that's all good.  As to a specific run rate, I don't know, if I—I might defer to Jim on that because I'm not sure I know the answer.

James McCubbin:                        Mike, we ended with about $6.2 million in the third quarter.  The awards of the two additional agencies, the municipalities are all work that we’re commencing and starting in the fourth quarter.  We don't have specific guidelines on what that's going to ramp to yet because a lot of it is determining how many units are out there and how quickly we can bring those units online.  So we know we have a solid base, and we know that is going up.  We also do know that we are bidding on several opportunities that are very large, one in itself that could double the units under management for next year, as well as some state and local municipality work that has the opportunity to set the stage for dramatic growth over a multi-year period as the states and local municipalities come online.

We're also feeling good about some of the initiatives we're attempting to undertake that will take us into the commercial marketplace, that will strengthen our user base and broaden that user base from us just being a federal and state and local municipality provider to being a full-scale provider.  So, that's all I can give you at this point.  As we get more information, we will let everybody know, okay, and sooner than later.  Okay?

Mike Malouf:                                 Okay, great.  I have just one follow-up question.  As you move into the commercial section of the Wireless Mobility Management, how does pricing compare between the commercial side and the government side?  Thanks.

James McCubbin:                          On just the services alone, we're seeing gross margins in the 51 to 65% range, right now in gross margins for that kind of pricing in the commercial area.

Mike Malouf:                                  And how does that compare with the government?

James McCubbin:                        As we've moved away from some of the reselling minutes, we believe it may be a slightly higher but in line.

Mike Malouf:                                Okay, great.  Thanks a lot.

Steven Komar:                              Thank you, Michael.

Operator:                                       Thank you.  Our next question comes from the line of Mark Jordan with Noble Financial.  Please go ahead.

Mark Jordan:                               Good afternoon, gentlemen.  First question, relative to the municipality market, obviously you've got a couple of initial wins in there.  How do you structurally go out and market to that market given the obvious fragmented nature of the customer base?

Steven Komar:                              That's a very interesting question and, you know, candidly, Mark, we're just starting to deal with that and to cope with it.  To us, the most efficient and effective way is the utilization of channel partners, as well as sales relationships that we have of a regional nature.  Certainly, us trying to cover that realm of municipalities with our limited direct resource at this point in time is not an effective strategy for us.  But we are finding that associations with regional associations that—and sales channel providers is the most effective way.  It's been an early success story for us, and when we look at the competition in that marketplace, we find out that they use similar techniques.  So, we're not reinventing the wheel, but I think we have a strategy for success.

Mark Jordan:                               Okay.  A last question, given some of the larger contract opportunities you have, you do see a significant acceleration in the wireless business next year.  Is there some structural plan in place that will help you on the working capital side that will make it so that you can continue to fund that growth internally?

Steven Komar:                              Well, I think the answer to that is yes, we do have something in place, but I will defer to Jim and let him describe it for you.

James McCubbin:                        Mark, two environments.  One we've just recommitted a line of credit with Cardinal Financial to be able to provide funding for that in case that ever gets in front of us at 3.75% as a base.  So, we have the ability, if there's timing differences, to fulfill it.  That's number one.  Number two, with a rapid expansion of that, we tend to get paid prior to us having to pay some of these bills, if necessary.  So we don't take on a whole lot of credit risk in that regard from a timing perspective.

Mark Jordan:                                Okay.  Thank you very much.

Steven Komar:                              Thank you.

Operator:                                       Thank you.  Our next question comes from the line of Chris Sigala from B. Riley & Company.  Please go ahead.

Chris Sigala:                                  Yes, thank you.  Just following up on the municipality contract, are those engagements that you would expect to have fully implemented by about the end of the year sort of timeframe, or how do you look at just the general timeframe for implementation?

Steven Komar:                               Yes.  Jim, do you want to…

James McCubbin:                         Chris, I'm glad that you're on the call.  As you know, these first three municipality projects for us are a starting point, one being with the group of regional airports, one being a port, and one being a county all clustered in the California area.  Our hope is to implement those and start the implementation over, first, the fourth quarter and first quarter.  On one of the projects, it's more of an audit to find out what they have and then to move it along, so that could be interesting in timing.  The other two are just a matter of getting it implemented.

We also want to mention to you that we're setting these as platforms, so we have proof of performance concepts and we can go and copy these, okay, in this level of access throughout the local municipality and marketplaces, one with a cluster on potential airports, another with a cluster on ports.  As you know, we're already doing work on the cyber side there.  And then third, and getting a good feel on the counties and the responsiveness in the—and some of the difficulties as well as opportunities in helping these counties work through these problems, saving money and understanding appropriate internal controls and the things that we can provide for them.

Chris Sigala:                                  Okay, great, thanks.  And then, just, if you can give us a little update on the channel strategy in the Cybersecurity business.  In general, what sort of companies are you looking to partner with and what sort of markets are you targeting?

James McCubbin:                          Well, Chris, we are—competitively, I don't want to tell you too much there, just to be perfectly honest.  We are reaching some agreements and some channel strategies with some large integrators and other players who will allow us to have the expansion capabilities to meet the latent demand that's going to be driven by the government mandates next year.  And, with that, I just, at this time, would not like to expand into who, what, or where, except to say that they're large established partners who already do work and have the outreach and the ability to provide the support on a national, if not international, basis.

Chris Sigala:                                  Okay.  And then, just last question.  During the quarter, you guys announced you're going to be working with IaaC, I believe is how you pronounce it.  It's one of the GSA's infrastructures as a service authority.  Just wondering if you're working with any other awardees on that platform and generally when you would expect to see revenues from them?

Steven Komar:                               I think on that one, I'm going to have to reiterate Jim's earlier comment about competitive sensitivity.  The IaaC relationship is momentarily on hold.  We are in the process of exploring and putting into place additional relationships to get us there, but these are in conversation discussion stage, and as to prediction as to when they may come to fruition, I think the partnerships can occur literally almost overnight.  The real question in terms of revenue realization is when the government will initiate these large contract opportunities, and we are confident that a lot of that will be in 2012 but we also cannot really be specific about the date.  It's beyond our control.

Chris Sigala:                                  Okay.  Well thanks a lot, guys.

Steven Komar:                                Thank you, Chris.

Operator:                                        Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one on your touchtone phone at this time.  As a reminder, if you are using speaker equipment, you will need to pick up the handset before making your selection.

Our next question comes from the line of Sam Donaldson, Private Investor.  Please go ahead.

Sam Donaldson:                            Well, gentlemen, I continue to believe that you've handled this very difficult situation very, very well indeed.  And I have a question, also about competition, but I'm not going to ask you about who we're going to partner with or how we're going to do those deals.  If I understand OMB 11.11 correctly, from PKI's standpoint, by the end of this year, new systems; by the end of next year, all the legacy systems.  And then when you talk about migrating to the cloud, say, they’ve set aside $20 billion?  I mean, that's a lot of money.  I want to know, based on what we've done so far with PKI, what slice of that pie have we been getting as opposed to our competitors, and how does that stack up in your mind, noting that who you partner with may have a bearing on this, in the future?  In other words, where are we?  Are we the premiere?  Are we competitive in there?  Are we coming up fast from the rear?  Use whatever analogy you want, but where do we stand?

Steven Komar:                               Well, thanks, Sam.  Always a pleasure to talk to you, and, first, just to get it out of the way, let me thank you for the kind words.  It's been a fascinating year here and we've done everything we can to optimize our returns and position ourselves for the future, so thank you.

And your second question was…

Sam Donaldson:                            It's about where we are against competitors from the standpoint of PKI, of migrating to the cloud, where are we?  Are we at the moment in a position to get the lion's share of any awards, or are we just very competitive, and I use the horse race, are we coming up from the rear?  I just want to know where we are versus our competitors.

Steven Komar:                               Well that's fair.  That's fair.  That's well posed.  And by the way, as I'm sitting here, the missing question popped back into my mind in regard to that Department of Defense IT budget of 80 billion and a $20 billion set aside.  Sam, it really isn't a $20 billion set aside.  This is the DOD's number and their analysis tied to their CIO's strategic plan for the future, which calls for a very dramatic data center consolidation and the utilization literally of cloud-based or outsourced, if you will, IT services.  And the 20 million—the 20 billion is their number and they—what they're saying is, of their total expense base, these dollar items would qualify for a cloud-based alternative, and that's what they're targeting as a target for their strategic plan over the next two to three years.

Sam Donaldson:                            Well, I guess I don't understand then because that 20 billion is an overall figure and not necessarily a figure used by people who do business and want contracts from DOD?

Steven Komar:                               I don't know how to answer that.  Jim, you want to take a shot at it?

James McCubbin:                         Hey, Sam.  Let me—you got a few things mixed up, which (cross talking).

Sam Donaldson:                            I'm sure I do.  It’s happened before.

James McCubbin:                        And it’s very easy to do.  One, the whole cloud-based initiative that was initiated by the CIO was really saying, let's go out and find ways to save money.  And we believe that, of the $80 billion IT budget, federal government wide, that there's about 20 billion of that, okay, that is targeted to be moved into the cloud, and by moving it into the cloud, we can save money.  As a good example, there's—here's a good example.  When they did the Cash For Clunkers program, all of sudden, it took them too long to build it themselves, too long to ramp it up.  There was a lot of confusion, then they built this monstrosity and there was no easy way to shut it down.  So they had all this waste and cost.  If they would have been using a cloud-based strategy, they could have turned it on, they could have scaled it quickly, and then they could have un-scaled it and shut it down quickly, saving a lot of money.

Now the problem with the cloud-based strategy is you need effective identity management and access control, and all that means is you need to be able to trust who can go on and access that information as they move from fort one to fort two because when you go out into the cloud, things have to be secured.  You have to know who you're dealing with.  So, OMB 11.11, one of the reasons it came about, and they wanted to really push people into identity management, was so they could make a cloud-based strategy effective and useful and, therefore, help the federal government optimize their environment and save money.  One of the reasons they can consolidate and close, say, 700 data systems and data warehouses is by moving things to the cloud, they can concentrate and do more with less.

But to make any of this work, you need effective information assurance, identity management, and access control.  What we do is provide that and that's where there's being a push and we're seeing an acceleration in demand in 2012 and one of the reasons the DOD's pushing, now NSA is pushing to shift everybody there, it's really partly to securitize their environment but also partly to allow this overriding strategy to save money to do just that, save money for the federal enterprise.  Does that help?

Sam Donaldson:                             Okay.  It does help.  And I don’t (cross talking).

Steven Komar:                                Sam, let me try and answer your last question.

Sam Donaldson:                             Yes, but I want to come back to the PKI.  Is that what you want to answer?  I mean, where do we stand versus competitors for that very large market?

Steven Komar:                               If one were very conservative, one could say, well you know, we're competitor may be coming from a little bit behind, but I personally don't believe that.  And I think that, when we look at where we are today and how we're differentiated competitively, we are in a very strong position.  Where's all the action right now?  It's on ECA certificates and all these gateways into the federal architecture.  It's on TWIC going to TCAC, a major increase in the number of individuals covered.  And the TCAC solution—and that's where it is, in those two places.  There are, of course, other activities but those are the big volume players right now and, in TCAC, we're the designated solution.  There is no competition.  And if you go over to ECA issuance, there are only two companies that are qualified to provide that service.  We've taken the bulk of that business, and by the way, the competitor, was very, very recently acquired by an Indian company, which I don't think is going to help it.

Sam Donaldson:                            Okay.  I bought the idea that we've had problems this year, to a large extent, in our federal business because of the mismanagement of the government by the Congress and other entities.  And so I guess I'm just really asking, you can't guarantee this mismanagement will stop.  As a matter of fact, I think we're still in for a trial period with Congress and until this next election, perhaps.  But once we get our house in order, and we will get our house in order, and money does begin to flow, I just wanted to find out where are we positioned to get a very substantial share of it, and I think you've answered that.

Steven Komar:                               Fair enough.  Thank you.

Sam Donaldson:                             Okay, thanks.

Steven Komar:                               Thank you very much, Sam.

Operator:                                       Thank you, and there are no further questions in the queue.  I would like to turn the conference back to management for any closing remarks at this time.

Steven Komar:                               Great.  Thank you, Operator.  To summarize, we maintained our profitability during the third quarter and expect to show improvements as we move past the controversial debt ceiling discussions and federal budget issues, as well as the harvesting of recent wins and pending contract awards and the revenue diversification we anticipate from the realization of our market expansion strategies.  We remain uniformly optimistic about our opportunities and improved performance in 2012 and beyond.

I’d like to thank you all for your time and interest in WidePoint.  We appreciate your continued commitment to us, and we will look forward to talking with you again on our next conference call.  Thank you, and have a great evening.

Operator:                                       Thank you.  Ladies and gentlemen, that concludes the WidePoint Corporation Third Quarter 2011 Earnings Conference Call.  We thank you for your participation.  You may now disconnect.